Exhibit 10.3

ADVISORY / CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement is entered into this 1st day of March, 2026 between Aureus Greenway Holdings Inc. (“Client”) and C&H Capital Inc. a Georgia corporation (“Consultant”).

Recitals

Client desires to retain the services of Consultant to facilitate strategic investor relations and communications planning and other services related thereto, including business or/or financial planning. Consultant agrees to be retained by Client upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises and covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

1. Appointment. Client hereby engages Consultant on a non-exclusive basis and Consultant hereby accepts the engagement to become a consultant and adviser to Client and to render such advice, consultation, information, and investor relations services to Client. Notwithstanding anything to the contrary herein, it is understood by Client and Consultant that the Services may or may not involve any capital raising efforts or promotion of Client’s securities. Any such services shall be specifically stated as an addendum to this Agreement. Consultant shall have no authority to bind Client to any contract or obligation or to transact any business on Client’s name or on behalf of Client in any manner whatsoever. Client shall not be obligated to accept any recommendations or close any transactions recommended or submitted to Client by Consultant. Consultant represents and warrants that (a) Consultant shall comply at all times with Rule 10b-5, Regulation FD, and all other applicable federal and state securities laws and regulations in performing the Services; and (b) Consultant shall not disclose or use any material non-public information regarding the Client without prior written authorization from the Client.

2. Independent Contractor. In its performance of the Services, Consultant and its employees and/or agents shall be an independent contractor and not an employee, partner or joint venture of Client. Consultant shall provide the Services according to its own means and methods of work which shall be in the exclusive control of Consultant. Consultant shall not be subject to the control or supervision of Client, except as to the result of the Services. Consultant shall be solely responsible for all employment taxes, workers’ compensation insurance, professional liability insurance, and any other insurance or tax obligations arising from Consultant’s performance of Services hereunder. Consultant shall maintain, at Consultant’s own expense, professional liability insurance and shall provide proof of such insurance upon request by the Client.

3. Term/Termination. The term of this Agreement (“Term”) shall commence on the date hereof and continue for twelve (12) months. Either party may terminate this Agreement upon fifteen (15) days’ prior written notice for any reason. The Term may be extended by mutual agreement of Client and Consultant which agreement shall be in writing and shall constitute an amendment to this Agreement. For purposes of this Agreement, “cause” shall include, without limitation, Consultant’s material breach of this Agreement or Consultant’s violation of applicable federal or state securities laws or regulations in connection with the Services.

4. Due Diligence Information. Client shall provide Consultant all information reasonably requested by Consultant to enable Consultant to be become sufficiently familiar with Client’s business so as to be able to provide the Services.

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5. Compensation/Expenses.

(a) Compensation. During the Term, Consultant shall receive a monthly cash stipend of $5,000 per month.

In addition, the Consultant shall receive 200,000 shares of common stock of the Client (the “Equity Compensation”) structured as follows:

(i) Initial Issuance. Upon execution of this Agreement, the Client shall issue to Consultant 100,000 shares of common stock of the Client as restricted stock.

(ii) Twelve-Month Issuance. On the first (1st) anniversary of the date of this Agreement (the “Anniversary Date”), provided that this Agreement has not been earlier terminated for cause and Consultant remains engaged hereunder through such date, the Client shall issue to Consultant an additional 100,000 shares of common stock of the Client as restricted stock.

(iii) Forfeiture. In the event this Agreement is terminated for any reason prior to the Anniversary Date (other than a termination by the Client without cause), Consultant shall not be entitled to receive, and the Client shall have no obligation to issue, the additional 100,000 shares described in Section 5(a)(ii). Any shares not yet issued as of the effective date of such termination shall be forfeited and shall not be issued.

(iv) Termination Without Cause. Notwithstanding anything to the contrary in this Section 5(a), if the Client terminates this Agreement without cause (and absent any breach by Consultant), prior to the Anniversary Date, the Consultant shall remain entitled to receive the additional 100,000 shares described in Section 5(a)(ii), which shall be issued on the Anniversary Date in accordance with the terms hereof, subject to Consultant’s execution and non-revocation of a release agreement in form and substance reasonably satisfactory to the Client, which the Client shall provide to Consultant within ten (10) business days following the termination date.

(b) Expenses. None

6. Exclusivity; Performance; Confidentiality. Services rendered by the Consultant under this Agreement shall not be exclusive,. Consultant will, at all times, faithfully and in a professional manner perform all of the Services required of it under this Agreement. Consultant shall be required to spend only such amount of time as it shall deem necessary and appropriate to provide the Services in a commercially reasonable manner. Consultant does not guarantee that the Services will have any impact upon the Client’s business or that there will be any specific result from the Services. Consultant agrees that all information deemed confidential or proprietary by the Client which Consultant shall obtain under this Agreement and in connection with the Services shall not be, directly or indirectly, disclosed without the prior written consent of Client, unless and until such information is otherwise known to the public generally or is no longer treated by Client as confidential or proprietary. Consultant’s confidentiality obligations under this Section 6 shall survive termination of this Agreement for a period of three (3) years and shall extend to all confidential and proprietary information of the Client, including but not limited to financial information, business strategies, product roadmaps, shareholder lists, and any material non-public information.

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7. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be resolved by mutual agreement; however, if not so resolved, the controversy, claim or breach shall be submitted to arbitration in accordance with the rules of the American Arbitration Association in the state of New York. Any decision arising from such arbitration shall be binding on the parties and shall be enforceable as a judgment in any court of competent jurisdiction. The prevailing party in such arbitration proceeding shall be entitled to an award of reasonable attorney’s fees as determined by the arbitrator(s).

8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or the next business day after it is sent by overnight courier, and addressed to the intended recipient at their respective mailing address or via fax.

9. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule.

11. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Client and Consultant. No waiver by any party of any default, misrepresentation, or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the instrument.

13. Entire Agreement. This Agreement including the documents referred to herein, constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, related to the subject matter hereof.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first written above.

CLIENT:		CONSULTANT:

Aureus Greenway Holdings Inc.		C&H Capital Inc.

By:	/s/ Matthew J. Saker	By:	/s/ Jason Assad
	Matthew J. Saker, Interim CEO		Jason Assad, President

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SERVICES

1. Provision of Services

Duties of Consultant, The Consultant will provide such services and advice to the Client so as to advise the Client in investor relations. Consultant may specifically complete the following:

(a) Disseminate Public Information. Consultant may disseminate public information about the Client, its business and affairs, in the United States of America, to investment professionals and private parties who may have an interest in investing in the Client’s securities. Consultant has relationships with many members of the investment community including stockbrokers, buy and sell-side portfolio managers, buy and sell-side research analysts, financial newsletter writers, investment banks, fund managers, other investment professionals, and private investors. As a result, Consultant will disseminate public information regarding the Client to its existing database of business associates and to other investment professionals whom Consultant will research and identify based on their potential interest in the Client.

(b) Communicate with Investment Community. Consultant may communicate on an ongoing basis with members of the brokerage and investment community in the United States of America whom Consultant has contacted for the benefit of the Client and who have expressed a continued interest in the Client.

(c) Conduct Conference Calls. Consultant may conduct periodic group conference calls with stockbrokers and other investment professionals who may have an interest in the Client. The group conference calls will enable the Client’s senior management to present the Client’s “story” to a captive audience.

(d) Arrange Meetings with Investment Community. Consultant may identify investor conferences where the Client’s management may be invited to attend, and arrange group or individual meetings with portfolio managers, analysts, stockbrokers and other investment professionals in key money center cities.

(e) Facilitate Research Reports. Consultant may provide introductions to buy and sell-side research analysts, and financial newsletter writers with the goal of facilitating the production of one or more research reports or financial newsletters on the Client.

(f) News Releases. Consultant may review and, where appropriate, make suggestions to modify the Client’s proposed news releases. Consultant will distribute Client’s news releases if requested.

(g) Investor Relations and Social Media. Consultant may advise the Client regarding best practices that are typical of the Investor Relations and social media .

(h) Public Presentations. Consultant may review and comment upon the Client’s web-site, brochure, PowerPoint presentation, fact sheet and other investor oriented materials.

(i) Media Contacts. From time to time Consultant may provide introductions to members of the media who may be interested in the Client’s affairs.

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